Exhibit 99.1

July 30, 2013

Tetra Tech Elects Kirsten Volpi as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK) announced today that the Board of Directors has elected Kirsten M. Volpi to serve as a new director and a member of the Audit Committee.  Tetra Tech’s Board now totals eight members and includes seven outside directors.

Ms. Volpi serves at the Colorado School of Mines as Executive Vice President for Finance and Administration, Chief Financial Officer and Treasurer.  She previously served on the U.S. Olympic Committee as the Chief Administrative Officer.  In previous positions, Ms. Volpi served in various financial management roles for Rensselaer Polytechnic Institute, the University of Colorado Foundation and the American Water Works Association.  Ms. Volpi holds a Bachelor of Science in Accounting from the University of Colorado and is a Certified Public Accountant.

Tetra Tech’s Chairman and CEO, Dan Batrack said, “We are pleased to welcome Kirsten to our Board of Directors.  Kirsten brings to our Board over 25 years of experience in corporate finance, accounting and administrative management.  We look forward to her contributions on the Board.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction management, and technical services.  The Company supports government and commercial clients by providing innovative solutions to complex problems focused on water, environment, energy, infrastructure, and natural resources.  With more than 14,000 staff worldwide, Tetra Tech’s capabilities span the entire project life cycle.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.